Exhibit 10.12

CHAIRMAN OF THE BOARD AGREEMENT

BETWEEN

LF Capital Acquisition Corp.

- AND -

B.Prot.Conseils

DATED: January 1, 2018

THIS AGREEMENT (this “Agreement”) is made as of January 1, 2018.

BETWEEN

LF Capital Acquisition Corp. (the “Company”), whose address is 600 Madison Avenue, Suite 1802, New York, New York 10022

AND

B.Prot.Conseils (“BPC”), whose address is 86 rue de Varenne, 75007 Paris, France.

For purposes of this Agreement, any limitations on BPC’s activities shall include the activities of Mr. Baudouin Prot personally. This Agreement supersedes and replaces in its entirety the agreement between LF Capital Acquisition Corp. and BPC dated September 1, 2017 (the “First Agreement”) and the agreement between LF Capital Acquisition Corp. and BPC dated September 10, 2017 (the “Second Agreement”), and the First Agreement and the Second Agreement are null and void.

IT IS AGREED as follows:

1.	Meaning of words used

1.1	The following expressions have the following meanings:

1.2	“Group Company” any holding company or subsidiary of the Company

“Start Date”	1st January 2018

“End Date”	At the successful completion of LF Capital Acquisition Corp.’s acquisition of its target, which is expected to take place 24 months after the launch of the Special-purpose Acquisition Company (“SPAC”) (tentatively in March 2018). The Agreement may be renewed by mutual agreement of the parties thereto.

2.	Role Description and Duties

Baudouin Prot’s role will be that of Chairman of the Board of the Company. In fulfilling the role, Baudouin Prot is acting as an independent professional.

3.	Fees, Expenses and Benefits

3.1	BPC, in consideration of the services to be provided by Baudouin Prot, will be paid fees of US$ 150,000 (one hundred fifty thousand US dollars) per annum. The Company will pay the fees in equal monthly instalments on the last day of each month or the nearest subsequent working day.

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3.2	BPC, on behalf of Baudouin Prot, will be reimbursed all out-of-pocket expenses reasonably and properly incurred by Baudouin Prot in the performance of Baudouin Prot’s duties under this Agreement on hotel, travelling, entertainment and other similar items.

3.3	As soon as practicable, the Company will, at its cost, bind D&O insurance, and, for so long as Baudouin Prot is a director, maintain such D&O insurance thereafter, with a reputable carrier recommended by the Company’s insurance brokers in an amount (subject to reasonable deductibles) that is reasonable and customary for a company in the business of, and the size of, the Company that covers directors and officers of the Company against any expense, liability or loss asserted against such person and incurred by such person in the capacity as a director or officer of the Company, all as determined in good faith by the Board of the Company. The Company will require that D&O insurance be in place that is reasonable and customary for a company the size of the target company in the banking industry for the benefit of its officers and directors to the same extent set forth above for the company’s D&O insurance. Baudouin Prot will be covered by each such policy of D&O insurance in accordance with its terms to the maximum extent of coverage available for any director or officer under each such policy.

4.	Term

4.1	The fixed term of this contract is two years from January 1st, 2018 or until the successful completion of the acquisition of a target company by the SPAC. The Company and BPC will mutually review whether to extend the Agreement at that point. BPC is entitled to receive three months’ notice of the termination of this Agreement upon formal notification from the Company.

4.2	Notwithstanding anything to the contrary in this Agreement, (i) either party to this Agreement may terminate this Agreement effective upon written notice to the other for (a) a breach of the Agreement by the other party or (b) conduct by the other party that is or could reasonably be detrimental to the business or reputation of the other party.

4.3	Sections 5 and 7 shall survive the termination of this Agreement indefinitely.

5.	Relationship with the Company

5.1	BPC must never make any untrue statements in relation to the Company or any of its affiliates. In particular, after the End Date, BPC must not represent BPC as being in any way connected with the Company or any of its affiliates.

5.2	BPC must never adversely prejudice or do anything which is likely to prejudice adversely the interests or reputation of the Company or any Group Company.

6.	Confidentiality

6.1	In the ordinary course of this agreement BPC will be exposed to information relating to the business of the Company and the Group Companies which is confidential or commercially sensitive and which may not be readily available to others engaged in a similar business to that of the Company, or to the general public and which, if disclosed, may cause significant harm to the Company. BPC therefore agrees to accept the restrictions in this clause 6.

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6.2	During the duration of this Agreement, BPC will not sell or seek to sell information acquired by BPC in the course of its involvement with the Company and/or the Group Companies, or obtain or seek to obtain any financial advantage (direct or indirect) from the disclosure of such information.

6.3	BPC will not either during the term of this Agreement or at any time after the Agreement’s termination date use, divulge or communicate to any person, firm, company or organisation, any secret or confidential information relating to the business of the Company and/or the Group Companies. The restrictions contained in this clause do not apply to:

6.3.1	any disclosure required in the ordinary and proper course of this agreement or by an appropriate regulatory authority or required by law; or

6.3.2	any information which BPC can demonstrate is in the public domain otherwise than as a result of a breach by BPC of this clause.

7.	Protective Covenant

7.1	BPC will not, without the prior written consent of the Company, and for a period of one hundred eighty (180) days following the termination of this agreement, either directly or indirectly act or be engaged with another Community Bank acquisition project or ebanking project which might be deemed in conflict with that of the Company or that of any Group Company.

7.2	If BPC elects to take up board directorships or advisory roles with other companies, BPC’s relationship with the Company and/or the Group Companies may impact BPC’s perceived independence on such board(s). BPC herewith agrees to discuss potential board director and/or advisory appointments with the Company if BPC considers there might be a conflict of interest.

8.	Miscellaneous

8.1	This Agreement shall be governed by and interpreted in accordance with the law of the State of New York. The parties to this agreement submit to the exclusive jurisdiction of courts of the State of New York in relation to any claim, dispute or matter arising out of or relating to this Agreement.

8.2	Any delay by the Company in exercising any of its rights under this Agreement will not constitute a waiver of such rights.

THIS SECTION IS INTENTIONALLY LEFT BLANK

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THIS AGREEMENT has been signed on behalf of the Company and executed and delivered by BPC and Baudouin Prot on the date set out at the beginning.

SIGNED by
LF Capital ACQUISITION CORP.

By:	/s/ Elias Farhat
Name: Elias Farhat
Title: Director

SIGNED by
B.Prot.Conseils

Name:
Title:

ACKNOWLEDGED AND AGREED

/s/ Baudouin Prot
Baudouin Prot

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